UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 7, 2006
Date of Report (Date of earliest event reported)
STARBUCKS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	0-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2401 Utah Avenue South
Seattle, Washington 98134
(Address of principal executive offices) (Zip Code)
(206) 447-1575
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Rule 10b5-1 Trading Plan for David A. Pace
     In accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Starbucks Corporation insider trading policy, David A. Pace, the Company’s executive vice president, Partner Resources, entered into a selling plan on February 7, 2006. Under the selling plan, between May 8, 2006 and December 31, 2006, Mr. Pace will sell a total of 30,000 shares of the Company’s common stock so long as the market price of the common stock is higher than a minimum threshold price specified in the plan. Up to 10,000 shares of common stock may be sold beginning May 8, 2006, up to 10,000 additional shares of common stock may be sold beginning August 7, 2006, and the remaining 10,000 shares of common stock may be sold beginning November 6, 2006.
     Rule 10b5-1 permits an insider to implement a written prearranged trading plan entered into at a time when the insider is not aware of any material nonpublic information about the Company and allows the insider to trade on a one-time or regularly scheduled basis regardless of any material nonpublic information about the Company thereafter received by the insider.
Shareholder Approval of Management Proposal to Declassify the Board
     On February 8, 2006, the shareholders of Starbucks Corporation (the “Company”) approved a management proposal to declassify the board of directors of the Company and provide for the annual election of all directors, commencing with the Company’s 2007 Annual Meeting of Shareholders. The full management proposal, along with the board’s recommendation to shareholders that they approve the proposal, was included in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on December 16, 2005. A copy of the press release announcing shareholder approval of the proposal to declassify the board is attached as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description

99.1	Press release of Starbucks Corporation dated February 8, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION
Dated: February 10, 2006	By:	/s/ Andrew M. Paalborg
Andrew M. Paalborg
vice president, assistant general counsel and assistant secretary

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release of Starbucks Corporation dated February 8, 2006